Exhibit 99.1
Risk Factors (adjusted to reflect the retrospective application of FSP APB 14-1)
ITEM 1A. RISK FACTORS
     You should carefully consider the following risks and other information in this Form 10-K before making an investment decision with respect to our common shares. The following risks and uncertainties could materially adversely affect our business, results of operations and financial condition. The risks described below are not the only ones facing the Company. Additional risks that we are not presently aware of or that we currently believe are immaterial may also impair our business operations.
     We have had losses, and we cannot assure future profitability.
     We have reported operating income for fiscal years 2005, 2006 and 2007, and operating losses for fiscal years 2008 and 2009. We have reported net income for fiscal years 2005 and 2007, and net losses for the fiscal years 2006, 2008 and 2009. Our accumulated deficit was $441.2 million at March 31, 2009. We cannot assure you that we will operate profitably and, if we do not, we may not be able to meet our debt service requirements, working capital requirements, capital expenditure plans, anticipated production slate, acquisition and releasing plans or other cash needs. Our inability to meet those needs could have a material adverse effect on our business, results of operations and financial condition.
     We face substantial capital requirements and financial risks.
     Our business requires a substantial investment of capital. The production, acquisition and distribution of motion pictures and television programs require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues from or government contributions to our motion pictures or television programs. This time lapse requires us to fund a significant portion of our capital requirements from our revolving credit facility and from other financing sources. Although we intend to continue to reduce the risks of our production exposure through financial contributions from broadcasters and distributors, tax credit programs, government and industry programs, other studios and other sources, we cannot assure you that we will continue to implement successfully these arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures and television programs. For example, in May 2009, we terminated our theatrical slate participation arrangement with Pride Pictures, LLC, or Pride, an unrelated entity. Under that arrangement, Pride contributed, in general, 50% of our production, acquisition, marketing and distribution costs of certain theatrical feature films and participated in a pro rata portion of the pictures’ net profits or losses. See “Management’s discussion and analysis of financial condition and results of operations—Recent developments.” In addition, if we increase (through internal growth or acquisition) our production slate or our production budgets, we may be required to increase overhead and/or make larger up-front payments to talent and, consequently, bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
     The costs of producing and marketing feature films have steadily increased and may further increase in the future, which may make it more difficult for a film to generate a profit or compete against other films. The costs of producing and marketing feature films have generally increased in recent years. These costs may continue to increase in the future, which may make it more difficult for our films to generate a profit or compete against other films. Historically, production costs and marketing costs have risen at a higher rate than increases in either the number of domestic admissions to movie theaters or admission ticket prices. A continuation of this trend would leave us more dependent on other media, such as home video, television, international markets and new media for revenue, and the revenues from such sources may not be sufficient to offset an increase in the cost of motion picture production. If we cannot successfully exploit these other media, it could have a material adverse effect on our business, results of operations and financial condition.
     Budget overruns may adversely affect our business. Our business model requires that we be efficient in the production of our motion pictures and television programs. Actual motion picture and television production costs often exceed their budgets, sometimes significantly. The production, completion and distribution of motion pictures and television productions are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture or television production incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production. We cannot make assurances regarding the availability of such financing on terms acceptable to us, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.
     In addition, if a motion picture or television production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations and financial condition. Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box office performance, and, thus, the overall financial success of such film. Budget overruns could also prevent a picture from being completed or released. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
     Our credit facility contains certain covenants and financial tests that limit the way we conduct business. Our $340 million credit facility with JPMorgan Chase Bank, N.A contains various covenants limiting our ability to incur or guarantee additional indebtedness, pay dividends and make other distributions, pre-pay any subordinated indebtedness, make investments and other restricted payments, make capital expenditures, make acquisitions and sell assets. These covenants may prevent us from raising additional financing, competing effectively or taking advantage of new business opportunities. Under our credit facility, we are also required to maintain specified financial ratios and satisfy certain financial tests and may be subject to an event of default upon a “change in control” (as defined in the credit facility) which, among other things, includes a person or group acquiring ownership or control in excess of 20% of our common stock. If we cannot comply with these covenants or meet these ratios and other tests, it could result in a default under our credit facility, and unless we are able to negotiate an amendment, forbearance or waiver, we could be required to repay all amounts then outstanding, which could have a material adverse effect on our business, results of operations and financial condition, depending upon our outstanding balance at the time. In addition, if our credit facility is accelerated pursuant to an event of default, holders of our notes may have the right to accelerate the debts thereunder.
     Borrowings under our credit facility also are secured by liens on substantially all of our assets and the assets of our subsidiaries. If we are in default under our credit facility, the lenders could foreclose upon all or substantially all of our assets and the assets of our subsidiaries. We cannot assure you that we will generate sufficient cash flow to repay our indebtedness, and we further cannot assure you that, if the need arises, we will be able to obtain additional financing or to refinance our indebtedness on terms acceptable to us, if at all.
     Substantial leverage could adversely affect our financial condition. Historically, we have been highly leveraged and may be highly leveraged in the future. We have access to capital through our $340 million credit facility with JPMorgan Chase Bank, N.A. and a balance under letters of credit for $46.7 million. In addition, we have convertible senior subordinated notes outstanding with a principal amount of $316 million (carrying amount - $266 million) of which $150 million of the principal amount matures on October 15, 2024 and $166 million of the principal amount matures on March 15, 2025. At March 31, 2009, we had approximately $138.5 million in cash and cash equivalents. We have currently drawn down on $255 million of our credit facility, and could borrow some or all of the permitted amount in the future. The amount we have available to borrow under this facility depends upon our borrowing base, which in turn depends on the value of our existing library of films and television programs, as well as accounts receivable and cash held in collateral accounts. If several of our larger motion picture releases are commercial failures or our library declines in value, our borrowing base could decrease. Such a decrease could have a material adverse effect on our business, results of operations and financial condition. For example, it could:
•	require us to dedicate a substantial portion of our cash flow to the repayment of our indebtedness, reducing the amount of cash flow available to fund motion picture and television production, distribution and other operating expenses;

•	limit our flexibility in planning for or reacting to downturns in our business, our industry or the economy in general;

•	limit our ability to obtain additional financing, if necessary, for operating expenses, or limit our ability to obtain such financing on terms acceptable to us; and

•	limit our ability to pursue strategic acquisitions and other business opportunities that may be in our best interests.

     We may not be able to generate sufficient cash to service our debt obligations.
     At March 31, 2009, we had convertible senior subordinated notes outstanding with a principal amount of $316 million (carrying amount – $266 million) of which $150 million of the principal amount matures on October 15, 2024 and $166 million of the principal amount matures on March 15, 2025. Additionally, at certain times, the holders of such notes may require that we repurchase the notes at a price equal to 100% of the principal amount, together with accrued and unpaid interest. Our ability to make payments on and to refinance our indebtedness will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, seek additional capital or restructure or refinance our indebtedness. Accordingly, our ability to meet our debt service obligations will depend on our future performance, which will be subject to financial, business, and other factors affecting our operations, many of which are beyond our control.
     Our revenues and results of operations may fluctuate significantly.
     Revenues and results of operations are difficult to predict and depend on a variety of factors. Our revenues and results of operations depend significantly upon the commercial success of the motion pictures and television programming that we distribute, which cannot be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. Furthermore, largely as a result of these predictive difficulties, we may not be able to achieve our projected earnings. We have, in the past, revised our projected earnings downward. Future revisions to projected earnings could cause investors to lose confidence in us, which in turn could materially and adversely affect our business, our financial condition and the market value of our securities.
     In addition, our revenues and results of operations may be impacted by the success of critically acclaimed and award winning films, including Academy Award winners and nominees. We cannot assure you that we will manage the production, acquisition and distribution of future motion pictures (including any films in the Saw or Tyler Perry franchises) as successfully as we have done with these recent critically acclaimed, award winning and/or commercially popular films or that we will produce or acquire motion pictures that will receive similar critical acclaim or perform as well commercially. Any inability to achieve such commercial success could have a material adverse effect on our business, results of operations and financial condition.
     We have few output agreements with cable and broadcast channels. In February 2009, we acquired certain assets related to the business of TV Guide. Also, certain broadcast channels exhibit our films, but they license such rights on a film-by-film, rather than an output basis. Moreover, in April 2008, we announced a joint venture with Viacom Inc., Paramount Pictures and Metro-Goldwyn-Mayer Studios Inc. to create a premium television channel and video-on-demand service named Studio 3 Partners LLC, or EPIX. The joint venture will provide for certain output agreements with each partner, including us. We cannot assure you, however, that we will be able to secure other output agreements on acceptable terms, if at all. Additionally, we cannot assure you that the joint venture will be successful. We had an agreement with Showtime networks to exhibit our films, but that agreement expired in December 2008 and does not cover films released theatrically after 2008. Without multiple output agreements that typically contain guaranteed minimum payments, our revenues may be subject to greater volatility, which could have a material adverse effect on our business, results of operations and financial condition.

     We do not have long-term arrangements with many of our production partners. We typically do not enter into long-term distribution contracts with the creative producers of the films we produce, acquire or distribute. For example, we have a “first-look” arrangement with Tyler Perry that gives us a right to negotiate for the purchase of distribution rights to films if certain criteria are met. However, even if we negotiate, this does not guarantee that we will obtain such distribution rights. Further, we have an agreement with the creators of the Saw franchise that gives us the right to compel production through Saw 9 under certain contractual conditions and, thereafter, the right to “opt in” under certain economic terms for future Saw films if our partner elects to produce such pictures. Moreover, we generally have certain derivative rights that provide us with distribution rights to, for example, prequels, sequels and remakes of certain films we produce, acquire or distribute. However, there is no guarantee that we will produce, acquire or distribute future films by any creative producer, and a failure to do so could adversely affect our business, results of operations and financial condition.
     We rely on a few major retailers and distributors for a material portion of our business and the loss of any of those retailers or distributors could reduce our revenues and operating results. Wal-Mart represented approximately 17% of our revenues in fiscal 2009. In addition, a small number of other retailers and distributors account for a significant percentage of our revenues. We do not have long-term agreements with retailers. We cannot assure you that we will continue to maintain favorable relationships with our retailers and distributors or that they will not be adversely affected by economic conditions. If any of these retailers or distributors reduces or cancels a significant order, it could have a material adverse effect on our business, results of operations and financial condition.
     Our revenues and results of operations are vulnerable to currency fluctuations. We report our revenues and results of operations in U.S. dollars, but a significant portion of our revenues is earned outside of the U.S. Our principal currency exposure is between Canadian dollars, pounds sterling and U.S. dollars. We cannot accurately predict the impact of future exchange rate fluctuations on revenues and operating margins, and fluctuations could have a material adverse effect on our business, results of operations and financial condition. From time to time, we may experience currency exposure on distribution and production revenues and expenses from foreign countries, which could have a material adverse effect on our business, results of operations and financial condition.
     Accounting practices used in our industry may accentuate fluctuations in operating results. In addition to the cyclical nature of the entertainment industry, our accounting practices (which are standard for the industry) may accentuate fluctuations in our operating results. In accordance with U.S. generally accepted accounting principles and industry practice, we amortize film and television programming costs using the “individual-film-forecast” method. Under this accounting method, we amortize film and television programming costs for each film or television program based on the following ratio:
Revenue earned by title in the current period

Estimated total future revenues by title as of the beginning of the year

     We regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis. This review may result in a change in the rate of amortization and/or a write-down of the film or television asset to its estimated fair value. Results of operations in future years depend upon our amortization of our film and television costs. Periodic adjustments in amortization rates may significantly affect these results. In addition, we are required to expense film advertising costs as incurred, but are also required to recognize the revenue from any motion picture or television program over the entire revenue stream expected to be generated by the individual picture or television program.
     Failure to manage future growth may adversely affect our business.
     We are subject to risks associated with possible acquisitions, business combinations, or joint ventures. From time to time, we engage in discussions and activities with respect to possible acquisitions, business combinations, or joint ventures intended to complement or expand our business. For instance, in February 2009, we acquired TV Guide Network and related assets, including TV Guide On Demand and TV Guide Online. Additionally, in April 2008, we announced a joint venture with Viacom, Paramount Pictures and MGM to create a premium television channel and video-on-demand service named EPIX. We may not realize the anticipated benefit from any of the transactions we pursue. Regardless of whether we consummate any such transaction, the negotiation of a potential transaction (including associated litigation and proxy contests), as well as the integration of the acquired business, could require us to incur significant costs and cause diversion of management’s time and resources. Any such transaction could also result in impairment of goodwill and other intangibles, development write-offs and other related expenses. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
     We may be unable to integrate any business that we acquire or have acquired or with which we combine or have combined. Integrating any business that we acquire or have acquired or with which we combine or have combined is distracting to our management and disruptive to our business and may result in significant costs to us. We could face challenges in consolidating functions and integrating procedures, information technology and accounting systems, personnel and operations in a timely and efficient manner. If any such integration is unsuccessful, or if the integration takes longer than anticipated, there could be a material adverse effect on our business, results of operations and financial condition. We may have difficulty managing the combined entity in the short term if we experience a significant loss of management personnel during the transition period after the significant acquisition.
     Claims against us relating to any acquisition or business combination may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller’s indemnification obligations. There may be liabilities assumed in any acquisition or business combination that we did not discover or that we underestimated in the course of performing our due diligence investigation. Although a seller generally will have indemnification obligations to us under an acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. We cannot assure you that our right to indemnification from any seller will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, results of operations and financial condition.
     We may not be able to obtain additional funding to meet our requirements. Our ability to grow through acquisitions, business combinations and joint ventures, to maintain and expand our development, production and distribution of motion pictures and television programs and to fund our operating expenses depends upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets. If we do not have access to such financing arrangements, and if other funding does not become available on terms acceptable to us, there could be a material adverse effect on our business, results of operations and financial condition.
     A significant portion of our filmed and television content library revenues comes from a small number of titles.
     We depend on a limited number of titles in any given fiscal quarter for the majority of the revenues generated by our filmed and television content library. In addition, many of the titles in our library are not presently distributed and generate substantially no revenue. If we cannot acquire new product and the rights to popular titles through production, distribution agreements, acquisitions, mergers, joint ventures or other strategic alliances, it could have a material adverse effect on our business, results of operations and financial condition.
     We are limited in our ability to exploit a portion of our filmed and television content library.
     Our rights to the titles in our filmed and television content library vary; in some cases we have only the right to distribute titles in certain media and territories for a limited term. We cannot assure you that we will be able to renew expiring rights on acceptable terms and that any failure to renew titles generating a significant portion of our revenue would not have a material adverse effect on our business, results of operations or financial condition.
     Our success depends on external factors in the motion picture and television industry.
     Our success depends on the commercial success of motion pictures and television programs, which is unpredictable. Operating in the motion picture and television industry involves a substantial degree of risk. Each motion picture and television program is an individual artistic work, and inherently unpredictable audience reactions primarily determine commercial success. Generally, the popularity of our motion pictures or programs depends on many factors, including the critical acclaim they receive, the format of their initial release, for example, theatrical or direct-to-video, the actors and other key talent, their genre and their specific subject matter. The commercial success of our motion pictures or television programs also depends upon the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.
     In addition, because a motion picture’s or television program’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We cannot make assurances that our motion pictures and television programs will obtain favorable reviews or ratings, that our motion pictures will perform well at the box office or in ancillary markets or that broadcasters will license the rights to broadcast any of our television programs in development or renew licenses to broadcast programs in our library. The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.
     Changes and the effects of the continued global economic crisis or regional economic conditions in the U.S. could adversely affect the profitability of our business. The recent global economic crisis has caused a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, an unprecedented level of intervention from the U.S. federal government and other foreign governments, decreased consumer confidence, overall slower economic activity and extreme volatility in credit, equity and fixed income markets. While the ultimate outcome of these events cannot be predicted, a decrease in economic activity in the U.S. or in other regions of the world in which we do business could adversely affect demand for our films, thus reducing our revenue and earnings. A decline in economic conditions could reduce performance of our theatrical, television and home entertainment releases. In addition, an increase in price levels generally, could result in a shift in consumer demand away from the entertainment we offer, which could also adversely affect our revenues and, at the same time, increase our costs. Moreover, financial institution failures may cause us to incur increased expenses or make it more difficult either to utilize our existing debt capacity or otherwise obtain financing for our operations, investing activities (including the financing of any future acquisitions), or financing activities (including the timing and amount of any repurchases of our common stock we may make in the future). We cannot predict the timing or the duration of this or any other downturn in the economy and we are not immune to the effects of general worldwide economic conditions.
     Licensed distributors’ failure to promote our programs may adversely affect our business. Licensed distributors’ decisions regarding the timing of release and promotional support of our motion pictures, television programs and related products are important in determining the success of these pictures, programs and products. We do not control the timing and manner in which our licensed distributors distribute our motion pictures or television programs. Any decision by those distributors not to distribute or promote one of our motion pictures, television programs or related products or to promote our competitors’ motion pictures, television programs or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations and financial condition.
     We could be adversely affected by strikes or other union job actions. We are directly or indirectly dependent upon highly specialized union members who are essential to the production of motion pictures and television programs. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures or television programs could delay or halt our ongoing production activities. The entertainment businesses’ collective bargaining agreement with the Screen Actors Guild (“SAG”) covering performers expired on June 30, 2008. The SAG National Board of Directors voted on April 19, 2009 to approve and recommend ratification by its members of a new collective bargaining agreement. The results of the ratification vote are expected to be announced by June 2009. If an agreement is not reached by the parties, strikes or work stoppages could occur. Such a halt or delay, depending on the length of time, could cause a delay or interruption in our release of new motion pictures and television programs, which could have a material adverse effect on our business, results of operations and financial condition.
     We face substantial competition in all aspects of our business.
     We are smaller and less diversified than many of our competitors. As an independent distributor and producer, we constantly compete with major U.S. and international studios. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels that can provide both the means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture and television operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring. Additionally, the TV Guide Network competes with general entertainment channels for television viewership and carriage on cable and satellite systems. TV Guide Online competes for visitors with general entertainment websites and online search providers, including sites that provide television listings, television-specific information and/or that enable users to locate and view video on the internet. Moreover, each of TV Guide Network and TV Guide Online competes for marketers’ advertising spend with other media outlets. Our inability to compete successfully could have a material adverse effect on our business, results of operations and financial condition.
     The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market. The number of motion pictures released by our competitors, particularly the major studios, may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theater attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we typically do not release our films during peak release times, which may also reduce our potential revenues for a particular release. Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign. Any such change could adversely impact a film’s financial performance. In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film. The foregoing could have a material adverse effect on our business, results of operations and financial condition.
     The limited supply of motion picture screens compounds this product oversupply problem. Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to only 10 to 15 films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations and financial condition.

     We must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive.
     The entertainment industry in general and the motion picture and television industries in particular continue to undergo significant technological developments. Advances in technologies or alternative methods of product delivery or storage or certain changes in consumer behavior driven by these or other technologies and methods of delivery and storage could have a negative effect on our business. Examples of such advances in technologies include video-on-demand, new video formats, including release of titles in high-definition Blu-Ray format, and downloading and streaming from the internet. An increase in video-on-demand could decrease home video rentals. In addition, technologies that enable users to fast-forward or skip advertisements, such as digital video recorders, may cause changes in consumer behavior that could affect the attractiveness of our products to advertisers, and could therefore adversely affect our revenues. Similarly, further increases in the use of portable digital devices that allow users to view content of their own choosing while avoiding traditional commercial advertisements could adversely affect our revenues. Other larger entertainment distribution companies will have larger budgets to exploit these growing trends. We cannot predict how we will financially participate in the exploitation of our motion pictures and television programs through these emerging technologies or whether we have the right to do so for certain of our library titles. If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations and financial condition.
     If we are unable to increase our advertising revenue for our TV Guide Network business, we may be unable to achieve improved results.
     Revenues at TV Guide Network consist of affiliate fees and advertising revenues; however, since the majority of its affiliates are contracted under long-term agreements with only cost-of-living increases available under certain contracts, we do not expect significant growth in affiliate revenues in the future. Accordingly, the results at TV Guide Network are highly dependent upon advertising revenue. Advertising revenue at the TV Guide Network primarily comes from commercials sold during programming hours (11:00 AM to 2:00 AM) and infomercials broadcast between 2:00 AM and 11:00 AM. Advertising sales are primarily dependent on the extent of distribution of the network; viewership ratings, such as those published by Nielsen Media Research; and the strength of the market for advertising. While TV Guide Network has benefited, to a certain degree, from the expanded distribution, a significant portion of the expanded distribution has been to satellite subscribers, who did not previously have TV Guide Network as a programming choice. Digital cable and satellite homes also have many more channels and generally use an interactive program guide rather than TV Guide Network, for listing information. As such, the viewership of TV Guide Network in digital cable and satellite homes has been minimal to date. Also, certain of the long-term agreements with a number of multiple system operators, or MSOs, for the TV Guide Network allow for migration to exclusively digital carriage. If the MSOs elect to migrate TV Guide Network to digital carriage, TV Guide Network will generally experience a corresponding reduction in subscribers, resulting in reduced affiliate fee revenue and potentially reducing advertising revenue, due both to the smaller pool of potential viewers and the fact that TV Guide Network’s viewers come primarily from analog cable homes, where scroll data is still utilized for guidance. TV Guide Network has been investing in new programming and marketing initiatives with an expectation that the additional investments that it is making in programming and marketing will, in the future, result in increased viewership in both cable and satellite homes. If viewership ratings do not improve sufficiently or it is unable to maintain broad distribution, TV Guide Network’s increased programming and marketing costs could have a material adverse effect on its results of operations. While TV Guide Network has undertaken significant programming and marketing initiatives designed in part to position itself as an entertainment destination independent of listings data, there can be no assurance that such initiatives will ultimately result in increased viewership ratings and advertising revenues, or that any initial increase in viewership ratings will be sustainable over time.
     The loss of our affiliation agreements, or renewals with less advantageous terms, could cause our revenue to decline.
     Because TV Guide Network is licensed on a wholesale basis to distributors such as cable and satellite operators which in turn distribute it to consumers, it is dependent upon the maintenance of affiliation agreements with these operators. These affiliation agreements generally provide for the level of carriage TV Guide Networks will receive, such as channel placement and programming package inclusion (widely distributed, broader programming packages compared to lesser distributed, specialized programming packages), and for payment of a license fee to TV Guide Network based on the numbers of subscribers that receive the network. TV Guide Network’s affiliation agreements generally have a limited term which varies from market to market and from distributor to distributor, and there can be no assurance that these affiliation agreements will be renewed in the future, or renewed on terms that are as favorable as those in effect today. A reduction in the license fees that TV Guide Networks receives per subscriber or in the number of subscribers for which we are paid, including as a result of a loss or reduction in carriage for the network, could adversely affect its distribution revenue. Such a loss or reduction in carriage could also decrease the potential audience for its programs thereby adversely affecting its advertising revenue.
     If third-party suppliers of TV Guide Network fail to provide it with network infrastructure services on a timely basis, its costs could increase and its growth could be hindered.
     TV Guide Network currently relies on third parties to supply key network infrastructure services including uplink, playback, transmission and satellite services, which are available only from limited sources. TV Guide Network has occasionally experienced delays and other problems in receiving communications equipment, services and facilities and may, in the future, be unable to obtain such services, equipment or facilities on the scale and within the time frames required by it on acceptable terms, or at all. If it is unable to obtain, or if it experiences a delay in the delivery of, such services, it may be forced to incur significant unanticipated expenses to secure alternative third party suppliers or adjust its operations, which could hinder its growth and reduce its revenue.
     Digital recapture may adversely affect the TV Guide Network business and operating results.
     Cable television is transmitted on a limited frequency spectrum that must be allocated between multiple analog and digital channels. As digital penetration increases, cable MSOs are reclaiming analog bandwidth to launch more high-definition channels and other services, and are likely to continue this recapture until they rebuild their plants to increase bandwidth or there is stability in the mix of analog and digital carriage. Digital recapture will result in a significant decline in the distribution of the analog TV Guide Network, which could negatively impact its operating results.
     Some terms of TV Guide Network’s agreements with licensees could be interpreted in a manner that could adversely affect licensing revenue payable to it under those agreements.
     Some of TV Guide Network’s license agreements contain “most favored nation” clauses. These clauses typically provide that if TV Guide Network enters into an agreement with another licensee on more favorable terms, it must offer some of those terms to the existing licensees. TV Guide Network has entered into a number of license agreements with terms that differ in some respects from those contained in other agreements. While we believe that TV Guide Network has appropriately complied with the most favored nation terms included in its license agreements, these contracts are complex and other parties could reach a different conclusion that, if correct, could have an adverse effect on TV Guide Network’s financial condition or results of operations.
     Government regulations may adversely affect the TV Guide Network business.
     Programming services like that of TV Guide Networks, and the distributors of its services, including cable operators, satellite operators and internet companies (such as TV Guide Online), are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the Federal Communications Commission, or the FCC, as well as by state and local governments. The U.S. Congress, the FCC and the courts currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect operations of our properties or modify the terms under which we offer our services and operate. For example, any changes to the laws and regulations that govern the services or signals that are carried by cable television operators or our other distributors may result in less capacity for other programming services, such as our network, which could adversely affect its revenue.
     Interruption or failure of communications and transmission systems and mechanisms could impair TV Guide Network’s ability to effectively provide its services, which could affect its revenues.

     The provision of certain of TV Guide Network’s services depends on the continuing operation of communications and transmission systems and mechanisms, including satellite, cable, wire, over the air broadcast communications and transmission systems and mechanisms. These communication and transmission systems and mechanisms are subject to significant risks and any damage to or failure of these systems and mechanisms could result in an interruption of the provision of its services. Interruptions in the provision of its services could adversely affect its revenues, and its brand could be damaged if people believe the services are unreliable. The communications and transmission systems and mechanisms that it depends on is vulnerable to damage or interruption from telecommunications and satellite failures, natural disasters, terrorists attacks, power loss, computer viruses and similar events. The communications and transmission systems and mechanisms that it depends on are not fully redundant, and its disaster recovery planning cannot account for all eventualities.

     Continued consolidation of the cable and satellite broadcasting industry could adversely affect existing agreements; the impact of these changes is not clear.
     TV Guide Network has entered into agreements with a large number of cable MSOs and satellite providers for the licensing or distribution of its services. If consolidation of the cable and satellite broadcasting industry continues, some of these agreements may be affected by mergers, acquisitions or system swaps. We cannot assure you that any measures that we have taken to protect TV Guide Network against any negative consequences resulting from those transactions will be effective. Also, a service provider that files a bankruptcy petition or otherwise restructures or liquidates could avoid its future obligations and discharge its past payment obligations under the agreement in some circumstances. Any such events could have a material adverse effect on the amount of revenue TV Guide Network receives under these agreements.
     Limitations on control of joint ventures may adversely impact our operations.
     We hold our interests in certain businesses as a joint venture or in partnership with non-affiliated third parties. As a result of such arrangements, we may be unable to control the operations, strategies and financial decisions of such joint venture or partnership entities which could in turn result in limitations on our ability to implement strategies that we may favor. In addition, our ability to transfer our interests in businesses owned with third parties is limited under certain joint venture, partnership or similar agreements.
     We face risks from doing business internationally.
     We distribute motion picture and television productions outside the U.S. in the UK and Ireland through Lionsgate UK, in Australia and New Zealand through Lionsgate Australia, and through third party licensees elsewhere, and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:
•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	changes in local regulatory requirements, including restrictions on content;

•	differing cultural tastes and attitudes;

•	differing degrees of protection for intellectual property;

•	financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets;

•	the instability of foreign economies and governments;

•	fluctuating foreign exchange rates;

•	the spread of communicable diseases in such jurisdictions, which may impact business in such jurisdictions; and

•	war and acts of terrorism.
     Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-U.S. sources, which could have a material adverse effect on our business, financial condition and results of operations.
     Protecting and defending against intellectual property claims may have a material adverse effect on our business.
     Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major studios. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We also distribute our products in other countries in which there is no copyright or trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations and financial condition.
     Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.
     Others may assert intellectual property infringement claims against us.
     One of the risks of the film production business is the possibility that others may claim that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed films, stories, characters, other entertainment or intellectual property. We are likely to receive in the future claims of infringement or misappropriation of other parties’ proprietary rights. Any such assertions or claims may materially adversely affect our business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our business, financial condition or results of operations. If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights. We cannot provide any assurances, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.
     Our business involves risks of liability claims for media content, which could adversely affect our business, results of operations and financial condition.
     As a distributor of media content, we may face potential liability for:
•	defamation;

•	invasion of privacy;

•	negligence;

•	copyright or trademark infringement (as discussed above); and

•	other claims based on the nature and content of the materials distributed.
     These types of claims have been brought, sometimes successfully, against producers and distributors of media content. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.
     Piracy of motion pictures, including digital and internet piracy, may reduce the gross receipts from the exploitation of our films.
     Motion picture piracy is extensive in many parts of the world, including South America, Asia, and former Eastern bloc countries, and is made easier by technological advances and the conversion of motion pictures into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release on DVDs, Blu-ray discs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free television and the internet. The proliferation of unauthorized copies of these products has had and will likely continue to have an adverse effect on our business, because these products reduce the revenue we received from our products. Additionally, in order to contain this problem, we may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. We cannot assure you that even the highest levels of security and anti-piracy measures will prevent piracy.
     In particular, unauthorized copying and piracy are prevalent in countries outside of the U.S., Canada and Western Europe, whose legal systems may make it difficult for us to enforce our intellectual property rights. While the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures, there can be no assurance that any such sanctions will be enacted or, if enacted, will be effective. In addition, if enacted, such sanctions could impact the amount of revenue that we realize from the international exploitation of motion pictures. If no embargoes or sanctions are enacted, or if other measures are not taken, we may lose revenue as a result of motion picture piracy.
     An investment by non-Canadians in our business is potentially reviewable under the ICA, which could adversely affect our results.
     The Investment Canada Act (Canada) or ICA is administered by the Minister of Industry of Canada and, in the case of investments in a Canadian business that is a “cultural business”, by the Minister of Canadian Heritage (both referred to herein as the “Minister”). A “cultural business” is a business activity relating to Canada’s cultural heritage or national identity and includes a business engaged in the production, distribution, sale or exhibition of film or video products.
     The ICA contains rules, the application of which determines whether an entity (as the term is defined in the ICA) is Canadian-controlled and whether it carries on a Canadian business, including a Canadian business that is a cultural business. We may or may not be operating a Canadian business that is a cultural business for the purposes of the ICA. Under the ICA, the Minister has discretion to determine, after considering any information or evidence submitted by the entity or otherwise made available to the Minister or to the Director of Investments appointed under the ICA (the “Director of Investments”), that an investment by a non-Canadian in a Canadian business that is a cultural business may constitute an acquisition of control by that non-Canadian, notwithstanding the provisions in the ICA that state that certain investments do not or may not constitute an acquisition of control that would require notification or review under the ICA.
     If the Minister exercises such discretion and deems an investment by a non-Canadian in a cultural business to be an acquisition of control, the investment is potentially subject to notification and/or review. If the investment is subject to review, the Minister must be satisfied that the investment is likely to be of net benefit to Canada. Such a determination is often accompanied by requests that the non-Canadian provide undertakings supportive of Canadian cultural policy. These undertakings may, in some circumstances, include a request for financial support of certain initiatives. The determination by the Minister of whether a proposed investment is of net benefit to Canada also includes consideration of sector specific policies of the Canadian federal government, some of which restrict or prohibit investments by non-Canadians in certain types of Canadian cultural businesses, including certain types of businesses in the Canadian film industry.
     An acquisition of control may also arise under the ICA if a non-Canadian acquires all or substantially all of the assets used in carrying on a Canadian business, although there is an exemption from the ICA if the acquisition of control is in connection with the realization of security granted for a loan or other financial assistance. However, a subsequent disposition following such realization of security may be subject to the ICA.
     Although we believe we are currently a Canadian-controlled entity under the ICA, there can be no assurance that the Minister will not determine that we are not a Canadian-controlled entity under the ICA, or that events beyond our control will not result in our ceasing to be Canadian-controlled pursuant to the ICA. There are currently no transfer restrictions on our common shares as a class, and we accordingly may not be able to prevent an acquisition of control by non-Canadians. In addition, the ICA provides the Minister with discretion to make a determination that an entity engaged in a cultural business is not a Canadian-controlled entity, if the Minister is satisfied, after considering any information or evidence submitted by the entity or otherwise made available to the Minister or the Director of Investments, that the entity is controlled in fact by one or more non-Canadians. The assessment of control in fact may take into account many considerations, including the extent of non-Canadians’ financing and rights or conditions associated with such financing. If we cease to be Canadian-controlled under the ICA, we and the entities that we consolidate, may no longer qualify for or be entitled to access refundable tax credits and other Canadian government and private motion picture industry incentives that are restricted to Canadian-controlled corporations. Such a change in status could also cause us or the entities that we consolidate to be required to repay certain tax credits and other government incentives previously received and default on certain distribution obligations, thereby affecting our financial results since we are required to consolidate the results of operations in our financial statements.

     Our success depends on certain key employees.
     Our success depends to a significant extent on the performance of a number of senior management personnel and other key employees, including production and creative personnel. We do not currently have significant “key person” life insurance policies for any of our employees. We have entered into employment agreements with our top executive officers and production executives. However, although it is standard in the motion picture industry to rely on employment agreements as a method of retaining the services of key employees, these agreements cannot assure us of the continued services of such employees. In addition, competition for the limited number of business, production and creative personnel necessary to create and distribute our entertainment content is intense and may grow in the future. Our inability to retain or successfully replace where necessary members of our senior management and other key employees could have a material adverse effect on our business, results of operations and financial condition.
     To be successful, we need to attract and retain qualified personnel.
     Our success continues to depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for the caliber of talent required to produce our motion pictures and television programs continues to increase. We cannot assure you that we will be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If we were unable to hire, assimilate and retain qualified personnel in the future, such inability would have a material adverse effect on our business, results of operations and financial condition.
     If our stock price fluctuates, you could lose a significant part of your investment.
     The market price of our common shares may be influenced by many factors, some of which are beyond our control, including changes in financial estimates by analysts, announcements by us or our competitors of significant contracts, productions, acquisitions or capital commitments, variations in quarterly operating results, general economic conditions, terrorist acts, future sales of our common shares and investor perception of us and the filmmaking industry. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

     While we believe we currently have adequate internal control over financial reporting, we are required to assess our internal control over financial reporting on an annual basis and any future adverse results from such assessment could result in a loss of investor confidence in our financial reports and have an adverse effect on our stock price.
     Section 404 of the Sarbanes-Oxley Act of 2002 and the accompanying rules and regulations promulgated by the SEC to implement it require us to include in our Form 10-K an annual report by our management regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. During this process, if our management identifies one or more material weaknesses in our internal control over financial reporting that cannot be remediated in a timely manner, we will be unable to assert such internal control is effective. While we currently believe our internal control over financial reporting is effective, the effectiveness of our internal controls in future periods is subject to the risk that our controls may become inadequate because of changes in conditions, and, as a result, the degree of compliance of our internal control over financial reporting with the applicable policies or procedures may deteriorate. If we are unable to conclude that our internal control over financial reporting is effective (or if our independent auditors disagree with our conclusion), we could lose investor confidence in the accuracy and completeness of our financial reports, which would have an adverse effect on our stock price.
     Changes in, or interpretations of, tax rules and regulations, and changes in geographic operating results, may adversely affect our effective tax rates.
     We are subject to income taxes in the U.S. and foreign tax jurisdictions. Our future effective tax rates could be affected by changes in tax laws or the interpretation of tax laws, by changes in the amount of revenue or earnings that we derive from international sources in countries with high or low statutory tax rates, or by changes in the valuation of our deferred tax assets and liabilities. Unanticipated changes in our tax rates could affect our future results of operations.
     In addition, we may be subject to examination of our income tax returns by federal, state, and foreign tax jurisdictions. At the present time, we are not subject to any examinations. However, we regularly assess the likelihood of outcomes resulting from possible examinations to determine the adequacy of our provision for income taxes. In making such assessments, we exercise judgment in estimating our provision for income taxes. While we believe our estimates are reasonable, we cannot assure you that final determinations from any examinations will not be materially different from that reflected in our historical income tax provisions and accruals. Any adverse outcome from any examinations may have an adverse effect on our business and operating results, which could cause the market price of our stock to decline.

     We incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could affect our operating results.
     We have incurred, and will continue to incur, significant legal, accounting and other expenses associated with corporate governance and public company reporting requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and NYSE. As long as the SEC requires the current level of compliance for public companies of our size, we expect these rules and regulations to require significant legal and financial compliance costs and to make some activities time-consuming and costly. These rules and regulations may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage than was previously available. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as our executive officers.